Exhibit 99.1

Equity One, Inc. 410 Park Avenue, Suite 1220 New York, NY 10022 212-796-1760	For additional information: Matthew Ostrower, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:

Equity One Reports Second Quarter 2015 Operating Results

Equity One Reports Second Quarter 2015 Operating Results

New York, NY, July 29, 2015 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and six months ended June 30, 2015.

“We are delighted with our progress and outstanding results this quarter, including the final entitlement of our $109 million redevelopment and expansion project at Serramonte Center, as well as strong core operating performance that exceeded our expectations in almost every area,” said David Lukes, CEO. “I am also pleased to announce the further simplification of our corporate structure through the unwinding of our GRI joint venture in a transaction in which we received three properties, located in Miami, Florida, in exchange for our interest in the venture and an additional investment of $23.5 million.”

Highlights of the quarter and recent activity include:

•
Generated Recurring Funds From Operations of $0.34 per diluted share and Funds From Operations (FFO) of $0.31 per diluted share for the quarter, and generated Recurring FFO of $0.66 per diluted share and FFO of $0.63 per diluted share for the six months ended June 30, 2015

•
Same-property net operating income (NOI) including redevelopments increased by 4.3% (4.5% excluding redevelopments) as compared to the second quarter of 2014, and increased 4.4% (3.5% excluding redevelopments) for the six months ended June 30, 2015

•	Retail occupancy (excluding developments and redevelopments) increased to 95.5%, up 30 basis points as compared to March 31, 2015, and up 130 basis points as compared to June 30, 2014

•	Same-property occupancy remained unchanged at 95.5% compared to March 31, 2015, and increased by 70 basis points to 95.5% as compared to June 30, 2014

•
Executed 104 leases totaling 738,312 square feet during the quarter, including 91 same space new leases, renewals, and options totaling 554,118 square feet at an average rent spread of 12.6% on a cash basis

•	Retail portfolio average base rent (including developments and redevelopments) was $18.71 per square foot as of June 30, 2015

•
Acquired Concord Shopping Plaza, Shoppes of Sunset, and Shoppes of Sunset II shopping centers located in Miami, Florida totaling 363,787 square feet from the GRI joint venture upon the redemption of the company’s interest in the joint venture in a transaction that valued the three properties at $72.0 million in total. Prior to the redemption, the company made an additional cash contribution to the joint venture of $23.5 million

•	Sold one non-core asset for $8.0 million in July 2015

•	Revised 2015 Recurring FFO guidance to a range of $1.29 to $1.32 per diluted share as compared to previous guidance of $1.28 to $1.31 per diluted share

Financial Highlights

Recurring FFO was $47.3 million, or $0.34 per diluted share, for the second quarter of 2015, as compared to $41.4 million, or $0.32 per diluted share, for the second quarter of 2014, representing a 6% increase on a per share basis. In the second quarter of 2015, the company generated FFO of $44.0 million, or $0.31 per diluted share, as compared to $41.4 million, or $0.32 per diluted share for the second quarter of 2014, representing a 3% decrease on a per share basis. Recurring FFO was $91.5 million, or $0.66 per diluted share, for the six months ended June 30, 2015, as compared to $86.8 million, or $0.67 per diluted share, for the same period of 2014, representing a 1% decrease on a per share basis. For the six months ended June 30, 2015, the company generated FFO of $87.3 million, or $0.63 per diluted share, as compared to $86.2 million, or $0.67 per diluted share for the same period of 2014, representing a 6% decrease on a per share basis.

Both Recurring FFO and FFO for the six months ended June 30, 2014 included a $4.2 million net termination benefit related to the Loehmann’s lease at 101 7th Avenue and a $1.1 million reversal of bad debt expense associated with the settlement of historical real estate taxes with two tenants, together totaling $0.04 per diluted share. Both Recurring FFO and FFO for the six months ended June 30, 2015 included $1.1 million of lease termination fees, accounting for $0.01 per diluted share. Excluding the impact of these items in both periods, Recurring FFO per diluted share would have increased 3% as compared to the six months of 2014.

Net income attributable to Equity One was $27.1 million, or $0.21 per diluted share, for the quarter ended June 30, 2015, as compared to a loss of $2.4 million, or $0.02 per diluted share, for the second quarter of 2014. Net income attributable to Equity One was $35.1 million, or $0.27 per diluted share, for the six months ended June 30, 2015, as compared to $23.9 million, or $0.20 per diluted share, for the same period of 2014. Net income attributable to Equity One for the three months and six months ended June 30, 2015 included $5.5 million related to the company’s remeasurement of the fair value of the company’s existing equity investment in the GRI joint venture. Net income attributable to Equity One for the six months ended June 30, 2015 included $11.1 million in impairment charges related to depreciable real estate, net of tax. Net income attributable to Equity One for the three and six months ended June 30, 2014 included $13.9 million in impairment charges related to depreciable real estate, net of tax. Net income attributable to Equity One for the six months ended June 30, 2014 included $5.8 million related to the company’s pro rata share of the gain on the sale of a joint venture property and the recognition of a $2.2 million gain due to the remeasurement of the company’s existing equity investment in Talega Village Center upon the purchase of its joint venture partners’ interests. A reconciliation of net income (loss) attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights

Same-property NOI including redevelopments increased 4.3% for the second quarter of 2015 as compared to the second quarter of 2014, and included the results of Westwood Shopping Center, Westwood Center II and Talega Village Center which entered the same-property pool effective the second quarter of 2015. Same-property NOI benefited from the inclusion of results from these properties and the strong contribution of The Gallery at Westbury Plaza, as well as strong leasing activity, which helped offset planned vacancies resulting from retenanting efforts. Results were also boosted by improved operating margins resulting from ongoing occupancy strength, which more than offset higher than expected bad debt expense. Same-property NOI excluding redevelopments increased 4.5% for the second quarter of 2015 as compared to the second quarter of 2014, and excluded Serramonte Shopping Center, Countryside Shops, Pablo Plaza, and El Novillo, which were classified as redevelopment properties effective the second quarter of 2015. A reconciliation of same-property NOI to income from continuing operations before tax and discontinued operations is provided in the tables accompanying this press release.

As of June 30, 2015, occupancy for the company’s retail portfolio (excluding developments and redevelopments) was 95.5%, up 30 basis points as compared to March 31, 2015, and up 130 basis points as compared to June 30, 2014. On a same-property basis, occupancy remained unchanged at 95.5% as compared to March 31, 2015, and increased by 70 basis points to 95.5% as compared to June 30, 2014. Anchor space occupancy (excluding developments and redevelopments) was 99.8% as of June 30, 2015 up 10 basis points as compared to March 31, 2015, and shop space occupancy (excluding developments and redevelopments) was up 50 basis points to 86.7% as of quarter-end as compared to 86.2% as of March 31, 2015. The stability of occupancy on a sequential basis exceeded expectations, largely because incremental leasing activity offset expected occupancy declines in properties undergoing retenanting efforts.

During the second quarter of 2015, the company executed 104 new leases, renewals, and options totaling 738,312 square feet, including 91 same space leases totaling 554,118 square feet. On a same space cash basis, average rents for these leases increased by 12.6%. On a same space basis, 30 new leases were executed in the second quarter of 2015 comprising 154,157 square feet at an average rental rate of $15.93 per square foot, representing a 7.4% increase from prior cash rents. Additionally, the company executed 61 renewals and options on a same space basis, totaling 399,961 square feet at an average rental rate of $15.28 per square foot, representing a 14.9% increase from prior cash rents.
Development and Redevelopment Activities

As of June 30, 2015, the company had approximately $277.1 million of active development and redevelopment projects underway of which $159.2 million remained to be incurred.

During the second quarter, the company received unanimous approval by the City Council of Daly City, California of its plans for a multi-phased redevelopment and expansion project at Serramonte Shopping Center. This redevelopment is expected to ultimately add 247,000 new square feet (209,000 of net leasable square feet), including an entertainment wing, new retail buildings, restaurant pads, an approximately 1,000 stall parking deck, and common area improvements of the existing interior mall. As of the date of this release, new leases have been executed with Buy Buy Baby, Cost Plus World Market, Dave & Buster’s, and Daiso, totaling approximately 92,700 square feet, or 38% of the planned new retail gross leasable area (GLA), at an average base rent of $29.20 per square foot. The company is engaged in active negotiations with other national retailers for the remaining space. The project, which will commence site work during the third quarter of 2015, has a total budgeted cost of $109.1 million of which $107.5 million remained to be incurred as of June 30, 2015.

In addition to Serramonte, three additional redevelopments have been added to the company’s redevelopment pipeline during the second quarter of 2015, including Countryside Shops, Pablo Plaza, and El Novillo. At Countryside Shops, in Cooper City, Florida, the company plans to build a new store for Publix, reconfigure existing space to accommodate another junior anchor, and make other enhancements to the center, at a budgeted cost of $16.4 million. At Pablo Plaza, in Jacksonville, Florida, an $18.0 million project is planned which will add a Whole Foods specialty grocery anchor, add a PetSmart junior anchor, reconfigure shop space to accommodate another junior anchor, and add an outparcel to the center. Leases have been executed with Publix at Countryside Shops, and with Whole Foods and PetSmart at Pablo Plaza. At El Novillo, in Miami Beach, Florida, the previous tenant has vacated the 10,000 square foot box, and the company plans to demolish this space and replace it with two restaurant pads for which leases are currently under negotiation with national operators.

At 101 7th Avenue, the former Loehmann’s space is being prepared for the new Barneys New York flagship store. During the first quarter of 2015, the company delivered the space to Barneys, which has commenced its build-out process. Barneys is expected to open for business in the first quarter of 2016.

At Broadway Plaza, a development site in the Bronx, New York, the 9,000 square feet Five Below opened for business during the second quarter, joining four anchors including Sports Authority, TJ Maxx, Aldi, and Party City, that have been operating at the center. This initial phase of Broadway Plaza is 78% occupied. The second phase of the project, consisting of an additional 32,500 square feet, is 65% leased and expected to partially open in the third quarter of 2015. Leases have been signed with Blink Fitness for 15,800 square feet comprising the entire second level, and with The Vitamin Shoppe, Starbucks, and Vision Works for space totaling approximately 5,500 square feet on the first level. The total budgeted cost of the entire project is approximately $73.8 million of which $8.6 million remained to be incurred as of June 30, 2015.

The company has four additional properties under active redevelopment at an expected cost of $47.4 million, of which $4.6 million remained to be incurred as of June 30, 2015. These projects include design improvements, expansions and new anchor retenanting with retailers such as LA Fitness, Walgreens, Ulta Beauty, UFC Gym, Publix, Academy Sports, The Fresh Market, and Ross. The company is actively working on future redevelopment opportunities that include projects to consolidate shop space, to upgrade the tenant mix of certain centers by replacing underperforming anchor tenants and to expand certain centers by adding new outparcels.

Disposition Activity

In July 2015, the company closed on the sale of one non-core asset located in Massachusetts totaling approximately 201,500 square feet of GLA for $8.0 million, including the purchaser’s assumption of a $6.5 million mortgage encumbering the property. As of June 30, 2015, the property was classified as held for sale.

Investing and Financing Activities

In June 2015, the company simplified its corporate structure with the unwinding of its interest in the GRI joint venture. Pursuant to this transaction, the company contributed $23.5 million to the joint venture and then redeemed its interest in the joint venture for three shopping centers, located in Miami, Florida totaling 363,787 square feet that had been owned by the joint venture. This transaction resulted in the recognition of a gain of $3.3 million from the deferred gain associated with the past disposition of assets to the joint venture and a $5.5 million gain due to the remeasurement of the existing equity investment to fair value. The transaction valued the three acquired properties at $72.0 million in total. In connection with the transaction, the company assumed a mortgage loan for Concord Shopping Plaza with a principal balance of $27.8 million, which bears interest at one-month LIBOR plus 1.35% per annum and has a stated maturity date of June 28, 2018.

In April 2015, Standard & Poor’s Ratings Services raised its corporate credit and senior unsecured debt ratings on the company from ‘BBB-’ to ‘BBB’ with a stable outlook.

In April 2015, the company used a portion of the net proceeds of the March 2015 public offering and concurrent private placement of shares of common stock to redeem its $107.5 million 5.375% unsecured senior notes due October 2015. In connection with the redemption, the company recognized a loss on early extinguishment of debt of $2.7 million.

Balance Sheet Highlights

At June 30, 2015, the company’s total market capitalization (including debt and equity) was $4.6 billion, comprising 140.6 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $3.3 billion and approximately $1.3 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 27.5%. At June 30, 2015, the company had approximately $17.9 million of cash and cash equivalents on hand and $79.0 million outstanding under its $600 million revolving credit facility.

FFO and Earnings Guidance

The company is revising 2015 Recurring FFO guidance to a new range of $1.29 to $1.32 per diluted share from the prior guidance of $1.28 to $1.31 per diluted share. Recurring FFO excludes transaction costs, impairment charges, debt extinguishment gains/losses, gains/losses on disposal of assets, severance costs, costs pertaining to the company’s reorganization, and certain other income or charges. The 2015 guidance is based on the following key assumptions:

•	Increase in same-property NOI (excluding redevelopments) of 3.0% to 3.5%

•	Year-end 2015 same-property occupancy between 95.5% and 96.0%

•	Recurring general and administrative expense of $33 million to $34 million

•	Interest expense of $53 million to $55 million

•	Core acquisitions of $100 million, including the $72.0 million announced in this release

•	Joint venture acquisitions of $0 million to $50 million

•	Non-core dispositions of $50 million to $75 million, including the disposition activity announced year-to-date

The following table provides a reconciliation of the range of estimated earnings per diluted share attributable to Equity One to estimated FFO and Recurring FFO per diluted share for the full year 2015:

	For the year ended December 31, 2015 (1)
	Low	High
Estimated earnings attributable to Equity One per diluted share	$0.59	$0.61
Adjustments:
Net adjustment for shares issuable to Liberty International Holdings Limited and rounding	(0.05)	(0.05)
Rental property depreciation and amortization including pro rata share of joint ventures	0.63	0.64
Impairments of depreciable real estate, net of tax	0.08	0.08
Gain on disposal of depreciable assets including pro rata share of joint ventures	(0.06)	(0.06)
Earnings attributed to noncontrolling interest (2)	0.07	0.07

Estimated FFO per diluted share	1.26	1.29

Transaction costs, debt extinguishment, and other	0.03	0.03
Estimated Recurring FFO per diluted share	$1.29	$1.32

(1)
Does not include possible gains or losses or the impact on operating results from unplanned future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment or severance charges.

(2)
Includes effect of distributions paid with respect to unissued shares held by a noncontrolling interest which are already included for purposes of calculating earnings attributable to Equity One per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity, impairment of goodwill and land held for development, severance and reorganization costs and gains (or losses) on the extinguishment of debt. The company also believes that Recurring FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods. The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company’s method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
The company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. In this release, the company has provided NOI information on a same-property basis. Information provided on a same-property basis, unless otherwise noted, includes the results of properties that the company consolidated, owned and operated for the entirety of both periods being compared except for properties for which significant development or redevelopment occurred during either of the periods being compared.
FFO, Recurring FFO and same-property NOI are presented to assist investors in analyzing the company’s operating performance. Neither FFO, Recurring FFO nor same-property NOI (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income from continuing operations before tax and discontinued operations is the most directly comparable GAAP financial measure to NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.
Retail occupancy as used herein refers to the company’s consolidated portfolio, and excludes non-retail properties and unconsolidated joint venture properties.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, July 30, 2015 at 9:00 a.m. Eastern Time to review its 2015 second quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 7138520. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.com.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10066939 through August 14, 2015.
FOR ADDITIONAL INFORMATION

For a copy of the company’s second quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.com. To be included in the company’s e-mail distributions for press releases and other company notices, please click here or send contact details to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of June 30, 2015, our portfolio comprised 124 properties, including 101 retail properties and five non-retail properties totaling approximately 12.8 million square feet of gross leasable area, or GLA, twelve development or redevelopment properties with approximately 2.7 million square feet of GLA, and six land parcels. As of June 30, 2015, our retail occupancy excluding developments and redevelopments was 95.5% and included national, regional and local tenants. Additionally, the company had joint venture interests in eight retail properties and two office buildings totaling approximately 1.8 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets June 30, 2015 and December 31, 2014 (Unaudited) (In thousands, except share par value amounts)

	June 30, 2015	December 31, 2014
ASSETS
Properties:
Income producing	$3,207,936	$3,128,081
Less: accumulated depreciation	(406,155)	(381,533)
Income producing properties, net	2,801,781	2,746,548
Construction in progress and land	165,816	161,872
Properties held for sale	7,818	—
Properties, net	2,975,415	2,908,420
Cash and cash equivalents	17,637	27,469
Cash held in escrow and restricted cash	250	250
Accounts and other receivables, net	10,109	11,859
Investments in and advances to unconsolidated joint ventures	76,440	89,218
Goodwill	5,838	6,038
Other assets	225,863	218,971
TOTAL ASSETS	$3,311,552	$3,262,225

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$310,074	$311,778
Unsecured senior notes payable	623,631	731,136
Term loan	250,000	250,000
Unsecured revolving credit facilities	79,000	37,000
	1,262,705	1,329,914
Unamortized premium on notes payable, net	1,606	3,127
Total notes payable	1,264,311	1,333,041
Other liabilities:
Accounts payable and accrued expenses	51,588	49,924
Tenant security deposits	8,766	8,684
Deferred tax liability	12,919	12,567
Other liabilities	173,142	167,400
Liabilities associated with properties held for sale	7,222	—
Total liabilities	1,517,948	1,571,616
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 129,004 shares issued and outstanding at June 30, 2015; 150,000 shares authorized and 124,281 shares issued and outstanding at December 31, 2014	1,290	1,243
Additional paid-in capital	1,969,740	1,843,348
Distributions in excess of earnings	(381,090)	(360,172)
Accumulated other comprehensive loss	(2,481)	(999)
Total stockholders’ equity of Equity One, Inc.	1,587,459	1,483,420
Noncontrolling interests	206,145	207,189
Total equity	1,793,604	1,690,609
TOTAL LIABILITIES AND EQUITY	$3,311,552	$3,262,225

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations For the three and six months ended June 30, 2015 and 2014 (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE:
Minimum rent	$68,594	$66,295	$134,385	$136,546
Expense recoveries	20,337	19,631	40,316	39,391
Percentage rent	1,173	933	3,327	3,114
Management and leasing services	631	584	1,186	1,213
Total revenue	90,735	87,443	179,214	180,264
COSTS AND EXPENSES:
Property operating	12,522	12,174	25,094	23,552
Real estate taxes	10,862	10,439	21,469	20,847
Depreciation and amortization	22,572	27,666	43,588	53,933
General and administrative	8,417	8,872	17,157	19,786
Total costs and expenses	54,373	59,151	107,308	118,118
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	36,362	28,292	71,906	62,146
OTHER INCOME AND EXPENSE:
Investment income	93	28	134	199
Equity in income of unconsolidated joint ventures	1,116	1,268	1,998	9,529
Other income	5,504	5	5,504	2,846
Interest expense	(13,244)	(16,086)	(27,503)	(32,986)
Amortization of deferred financing fees	(537)	(601)	(1,087)	(1,200)
Gain on sale of operating properties	3,355	1,141	3,338	883
(Loss) gain on extinguishment of debt	(2,701)	—	(2,563)	1,074
Impairment loss	(200)	(13,892)	(11,507)	(13,892)
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	29,748	155	40,220	28,599
Income tax provision of taxable REIT subsidiaries	(187)	(79)	(151)	(612)
INCOME FROM CONTINUING OPERATIONS	29,561	76	40,069	27,987
DISCONTINUED OPERATIONS:
Operations of income producing properties	—	167	—	(65)
(Loss) gain on disposal of income producing properties	—	(144)	—	3,152
INCOME FROM DISCONTINUED OPERATIONS	—	23	—	3,087
NET INCOME	29,561	99	40,069	31,074
Net income attributable to noncontrolling interests - continuing operations	(2,507)	(2,511)	(5,009)	(7,212)
Net loss attributable to noncontrolling interests - discontinued operations	—	1	—	3
NET INCOME (LOSS) ATTRIBUTABLE TO EQUITY ONE, INC.	$27,054	$(2,411)	$35,060	$23,865

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.21	$(0.02)	$0.27	$0.17
Discontinued operations	—	—	—	0.03
	$0.21	$(0.02)	$0.27	$0.20
Number of Shares Used in Computing Basic Earnings (Loss) per Share	128,969	117,813	126,866	117,744
EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
Continuing operations	$0.21	$(0.02)	$0.27	$0.17
Discontinued operations	—	—	—	0.03
	$0.21	$(0.02)	$0.27	$0.20
Number of Shares Used in Computing Diluted Earnings (Loss) per Share	129,144	117,813	127,079	117,981
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.44	$0.44

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Equity One to FFO and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income (loss) attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income (loss) attributable to Equity One, Inc.	$27,054	$(2,411)	$35,060	$23,865
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	22,251	27,385	42,950	53,320
Pro-rata share of real estate depreciation and amortization from unconsolidated joint ventures	1,027	1,070	2,060	2,121
Gain on disposal of depreciable assets, net of tax (1) (2)	(3,355)	(997)	(3,338)	(4,005)
Pro-rata share of gain on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest (3) (4)	(5,498)	—	(5,498)	(8,007)
Impairments of depreciable real estate, net of tax (1)	—	13,892	11,061	13,892
Funds From Operations	41,479	38,939	82,295	81,186
Earnings attributed to noncontrolling interest (5)	2,499	2,499	4,998	4,998
Funds From Operations Available to Diluted Common Shareholders (6)	43,978	41,438	87,293	86,184
Transaction costs associated with acquisition and disposition activity, net of tax (1)	301	215	971	1,655
Impairment of goodwill	200	—	200	—
Reorganization and severance adjustments (7)	114	(247)	427	(247)
Loss (gain) on debt extinguishment, net of tax (1)	2,701	—	2,563	(742)
Gain on land and outparcel sales, net of controlling interests (1)	—	—	—	(30)
Recurring Funds From Operations Available to Diluted Common Shareholders (6)	$47,294	$41,406	$91,454	$86,820

Funds From Operations per Diluted Common Share (6)	$0.31	$0.32	$0.63	$0.67
Recurring Funds From Operations per Diluted Common Share (6)	$0.34	$0.32	$0.66	$0.67
Weighted average diluted shares (8)	140,502	129,441	138,437	129,338
__________________________________________

(1)

(1)	Includes amounts classified as discontinued operations.

(2)	Includes the recognition of deferred gains of $3.3 million associated with the past disposition of assets by the company to GRI-EQY I, LLC for the three and six months ended June 30, 2015.

(3)	Includes the remeasurement of the fair value of the company's equity interest in GRI-EQY I, LLC of $5.5 million for the three and six months ended June 30, 2015.

(4)
Includes the remeasurement of the fair value of the company's equity interest in Talega Village Center JV, LLC, the owner of Talega Village Center, of $2.2 million, net of the related noncontrolling interest, for the six months ended June 30, 2014.

(5)
Represents earnings attributed to convertible units held by LIH. Although these convertible units are excluded from the calculation of earnings per diluted share, FFO available to diluted shareholders includes earnings allocated to LIH, as the inclusion of these units is dilutive to FFO per diluted share.

(6)
Includes a $4.2 million net termination benefit related to the Loehmann’s lease at 101 7th Avenue and a $1.1 million reversal of bad debt expense associated with the settlement of historical real estate taxes with two tenants for the six months ended June 30, 2014.

(7)
Includes the effect of the modification of share-based compensation awards associated with the company's executive transition, as well as, severance, bonus payments and other costs associated with reorganizational changes.

(8)
Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into the company's common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.

Funds from Operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods. See “Accounting and Other Disclosures” above.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Same-Property NOI to Income from Continuing Operations Before Tax and Discontinued Operations
The following table reflects the reconciliation of same-property NOI to income from continuing operations before tax and discontinued operations, the most directly comparable GAAP measure, for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Same-property NOI	$48,100	$46,038	$93,603	$90,413
Redevelopment property NOI	8,609	8,328	17,908	16,413
Same-property NOI including redevelopments	56,709	54,366	111,511	106,826
Other non same-property NOI	1,502	2,821	5,275	7,941
Adjustments (1)	883	(446)	304	977
Total NOI	59,094	56,741	117,090	115,744
Add:
Straight-line rent adjustment	1,279	1,076	2,410	1,738
Accretion of below-market lease intangibles, net	3,552	3,675	6,379	11,656
Management and leasing services income	631	584	1,186	1,213
Elimination of intercompany expenses	2,795	2,754	5,586	5,514
Equity in income of unconsolidated joint ventures	1,116	1,268	1,998	9,529
Investment income	93	28	134	199
Gain on sale of operating properties	3,355	1,141	3,338	883
Other income	5,504	5	5,504	2,846
Less:
Depreciation and amortization expense	22,572	27,666	43,588	53,933
General and administrative expense	8,417	8,872	17,157	19,786
Interest expense	13,244	16,086	27,503	32,986
Amortization of deferred financing fees	537	601	1,087	1,200
Loss (gain) on extinguishment of debt	2,701	—	2,563	(1,074)
Impairment loss	200	13,892	11,507	13,892
Income from continuing operations before tax and discontinued operations	29,748	$155	$40,220	$28,599

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(1) Includes adjustments for items that affect the comparability of, and were excluded from, the same-property results. Such adjustments include: common area maintenance costs and real estate taxes related to a prior period, revenue and expenses associated with outparcels sold, settlement of tenant disputes, lease termination revenue and expense, or other similar matters that affect comparability.

Same-property NOI is a non-GAAP financial measure. The company believes that same-property NOI is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. See “Accounting and Other Disclosures” above.